Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS FOR FISCAL 2020 FIRST QUARTER

•	Increased Liquidity and Financial Flexibility; Quarter-End Cash and Investments of Approximately $1.2 Billion; $850 Million Asset-Based Credit Facility Secured in Early June

•	Swift and Decisive Actions Taken in Response to COVID-19; Investments in Omni-Channel
Capabilities Supported Surge in Online Demand

•	First Quarter Net Sales Decreased 49% Due to Temporary Store Closures; Net Sales from Digital Channels Grew 82% and Represented Nearly Two-Thirds of Total Net Sales

•	First Quarter Net Loss Per Diluted Share of ($2.44); Adjusted Net Loss Per Diluted Share of ($1.96)

•	Company Plans to Close Approximately 200 Mostly Bed Bath & Beyond Stores Over the Next Two Years Under its Real Estate and Fleet Optimization Strategies

•	The Company Expects Actions from Cost Restructuring Program, Including Planned Store Closures, to Generate Future Annualized Savings of Between $250 and $350 Million, Excluding Related One-Time Costs

UNION, New Jersey, July 8, 2020 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) today reported financial results for the first quarter of fiscal 2020 ended May 30, 2020.

	Three Months Ended
(in millions, except per share data)	June 1, 2019	May 30, 2020		June 1, 2019	May 30, 2020
	Reported		Diff.	Adjusted(2)		Diff.
	GAAP			(Non-GAAP)
Total Net Sales(1)	$2,573	$1,307	-49%	$2,573	$1,307	-49%
Gross Margin	34.5%	26.7%	-780 bps	34.5%	26.7%	-780 bps
SG&A	$893	$724	-19%	$846	$723	-15%
Adjusted EBITDA	--	--	--	$125	($291)	n/m
EPS - Diluted	($2.91)	($2.44)	-16%	$0.12	($1.96)	n/m
(1) Not reporting comparable sales due to temporary store closures.
(2) Adjusted items refer to financial measures that are derived from measures calculated in accordance with GAAP, but which have been adjusted to exclude certain items. All of these adjusted items are
    Non-GAAP financial measures as described under "Non-GAAP Financial Measures."

Fiscal 2020 First Quarter Highlights

•
The Company's fiscal first quarter spanned the most critical months to date of the COVID-19 pandemic – March, April and May. Net sales were approximately $1.3 billion, a decrease of 49% compared to the prior year period due to temporary store closures.

◦
Net sales from digital channels grew 82%, including sales growth in excess of 100% during April and May 2020, while net sales from stores, of which 90% of the Company's total fleet were closed during the majority of the quarter, declined approximately 77%.

◦	Net sales from digital channels represented nearly two-thirds of the Company's fiscal 2020 first quarter total net sales.

•
Gross margin decreased 780 basis points to 26.7%, unfavorably impacted by channel and product mix related to the substantial shift in sales to digital channels, including higher fulfillment costs, lower margin, COVID-essential products sold during the quarter, and the deleverage of fixed expenses.

•
SG&A expenses decreased $169 million or 19% compared to the prior year period, driven by cost reduction interventions and COVID-19 impacts. Excluding charges related to severance costs, adjusted SG&A expenses decreased $123 million or 15% compared to adjusted SG&A in the prior year period.

•
Net loss per diluted share of $(2.44) included an unfavorable impact of approximately $0.48 from special items including non-cash charges related to impairments of certain store-level assets and tradenames and severance costs. This compares with a net loss of $(2.91) per diluted share for the fiscal 2019 first quarter. Excluding special items from both quarters, the Company reported an adjusted net loss of $(1.96) per diluted share for the fiscal 2020 first quarter, and adjusted net earnings of $0.12 per diluted share for the fiscal 2019 first quarter.

Mark Tritton, Bed Bath & Beyond’s President and CEO said, “The impact of the COVID-19 situation was felt across our business during our fiscal first quarter, including loss of sales due to temporary store closures and margin pressure from the substantial channel shift to digital. From the beginning of this crisis, we have taken measured, purposeful steps to help keep our people safe and our customers serviced, and we are proud of the way our teams have navigated this unprecedented challenge with speed and agility. At the same time, our actions to strengthen our financial position and liquidity are enhancing our flexibility and capacity to invest and rebuild our business for long-term success.

“With nearly all stores now open, we are delighted to welcome back our customers and drive an enhanced omni-always shopping experience. We are encouraged by early customer response, including continued strong demand, in excess of 80%, across our digital channels during the month of June, bolstered by the expansion of our Buy-Online-Pick-Up-In-Store (BOPIS) and Curbside Pickup services. We believe Bed Bath & Beyond will emerge from this crisis even stronger, given the strength of our brand, our people and our balance sheet,” Tritton added.

Financial Position Update

An important focus of the Company during the fiscal 2020 first quarter was to increase liquidity and optimize costs. The Company had a fiscal 2019 year-end cash and investments balance of approximately $1.4 billion, and through well-controlled cash management strategies and other cost reduction interventions, ended the first quarter with approximately $1.2 billion in cash and investments. Subsequent to the end of the fiscal 2020 first quarter, on June 22, 2020, the Company announced a new $850 million three-year secured asset-based revolving credit facility (ABL Facility), which provides substantial additional liquidity if needed. The ABL Facility expires in June 2023 and replaces the Company’s unsecured revolving credit facility (Revolver) that allowed for borrowings up to $250 million. In connection with entering into the ABL Facility, the Company refinanced the outstanding balance on the Revolver with proceeds of $236 million borrowed under the ABL Facility.

Outlook

The Company is not providing financial guidance for 2020 due to the continued uncertainty related to the impact of the COVID-19 pandemic. The COVID-19 pandemic remains volatile and the impact continues to evolve, and it could adversely affect the Company's store re-opening plans and other measures intended to address its impact and/or the current expectations of its future business performance.

During the fiscal 2020 first quarter, the Company took decisive action to proactively manage the unprecedented financial and operational impacts of COVID-19, while prioritizing the investments designed to rebuild and grow the business. In prioritizing investments such as the accelerated launch of BOPIS and Curbside Pickup services, the Company rapidly evolved to meet the changing needs of its customers during this time. The Company is taking measured steps to re-open stores to the public, including the launch of its Store Safety Plan to help ensure customers can shop confidently. The Company believes it has a strong financial position to manage through these uncertain times.

In addition, as part of the extensive business transformation underway, the Company continues to drive strong actions as part of its ongoing restructuring program. These include, among other things, efforts to reduce cost of goods and drive supply chain transformation to address gross margin pressures related to the substantial shift of sales to digital channels. Furthermore, the Company plans to right-size its real estate portfolio by closing approximately 200 mostly Bed Bath & Beyond stores over the next two years and focus on other SG&A expense reductions.

The Company expects the aggregate benefit from these actions will generate future annualized savings of between $250 and $350 million, excluding related one-time costs.

Fiscal 2020 First Quarter Conference Call and Investor Presentation

Bed Bath & Beyond Inc.’s fiscal 2020 first quarter conference call with analysts and investors will be held today at 5:00 pm EDT and may be accessed by dialing 1-888-424-8151, or if international, 1-847-585-4422, using conference ID number 9348989#. A live audio webcast of the conference call, along with the sales and earnings press release and supplemental financial disclosures, will also be available on the investor relations section of the Company's website at www.bedbathandbeyond.com. The webcast will be available for replay after the call.

The Company has also made available an Investor Presentation on the investor relations section of the Company's website at www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for its customers to feel at home. The Company sells a wide assortment of domestics merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, andthat.com, harmondiscount.com, facevalues.com, personalizationmall.com, decorist.com, harborlinen.com, and t-ygroup.com. As of May 30, 2020, the Company had a total of 1,478 stores, including 955 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 262 stores under the names of World Market, Cost Plus World Market or Cost Plus, 127 buybuy BABY stores, 81 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 53 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal 2020 first quarter, the Company opened one buybuy BABY store and one Cost Plus World Market Store. Also, during the fiscal first quarter, the Company closed 21 Bed Bath & Beyond stores. The joint venture to which the Company is a partner operates ten stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, including adjusted earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA"), adjusted SG&A and adjusted net loss per diluted share, which is intended to provide visibility into the Company’s core operations by excluding the effects of the goodwill, tradename and other impairments, including impairments of certain store-level assets, severance costs and shareholder activity costs. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives and the success of its plans in response to the novel coronavirus

(COVID-19), as well as the status of its future liquidity and financial condition and potential impact and success of its strategic restructuring program. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with COVID-19 and the governmental responses to it, including its impacts across the Company's businesses on demand and operations, as well as on the operations of the Company's suppliers and other business partners, and the effectiveness of the Company's actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company's strategic restructuring program; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, such as pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company's plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com
MEDIA CONTACT: Dominic Pendry, (347) 604-0381 or dominic.pendry@bedbath.com

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	May 30, 2020	June 1, 2019

Net sales	$1,307,447	$2,572,989

Cost of sales	958,958	1,685,810

Gross profit	348,489	887,179

Selling, general and administrative expenses	724,157	892,754

Goodwill and other impairments	85,261	401,267

Operating loss	(460,929)	(406,842)

Interest expense, net	17,171	15,898

Loss before provision for income taxes	(478,100)	(422,740)

Benefit for income taxes	(175,809)	(51,655)

Net loss	$(302,291)	$(371,085)

Net loss per share - Basic	$(2.44)	$(2.91)
Net loss per share - Diluted	$(2.44)	$(2.91)

Weighted average shares outstanding - Basic	123,697	127,614
Weighted average shares outstanding - Diluted	123,697	127,614

Dividends declared per share	$—	$0.17

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this press release or that may be presented on the Company’s first quarter conference call with analysts and investors.  The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business.  These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared by the Company in accordance with GAAP, including the year-to-year results.  The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and the Company does not recommend the sole use of this non-GAAP measure to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for its fiscal 2020 first quarter.  In order for investors to be able to more easily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2019 period in the reconciliation tables below.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	May 30, 2020	June 1, 2019
Reconciliation of Adjusted Net (Loss) Earnings per Diluted Share
Reported net loss per diluted share	$(2.44)	$(2.91)
Goodwill and other impairments, severance costs and shareholder activity costs	0.48	3.03
Adjusted net (loss) earnings per diluted share	$(1.96)	$0.12

Reconciliation of Adjusted Selling, General and Administrative Expenses
Reported selling, general and administrative expenses	$724,157	$892,754

Adjustments:
Severance costs	(939)	(38,662)
Shareholder activity costs	—	(8,000)
Total adjustments	(939)	(46,662)

Adjusted selling, general and administrative expenses	$723,218	$846,092

Reconciliation of Adjusted Selling, General and Administrative Expenses as a Percentage of Net Sales
Reported selling, general and administrative expenses as a percentage of net sales	55.4%	34.7%

Adjustments:
Severance costs	(0.1)%	(1.5)%
Shareholder activity costs	—%	(0.3)%
Total adjustments	(0.1)%	(1.8)%

Adjusted selling, general and administrative expenses as a percentage of net sales	55.3%	32.9%

	Three Months Ended
	May 30, 2020	June 1, 2019
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
Reported net loss	$(302,291)	$(371,085)
Depreciation and amortization	83,601	83,542
Interest expense, net	17,171	15,898
Benefit for income taxes	(175,809)	(51,655)
EBITDA	$(377,328)	$(323,300)
Pre-tax Adjustments:
Goodwill and other impairments (a)	85,261	401,267
Severance costs	939	38,662
Shareholder activity costs	—	8,000
Total pre-tax adjustments	86,200	447,929
Adjusted EBITDA	$(291,128)	$124,629

Reconciliation of Adjusted Effective Income Tax Rate
Reported effective income tax rate	36.8%	12.2%
Impact on operating loss and benefit for income taxes of goodwill and other impairments, severance costs, and shareholder activity costs	1.2%	26.4%
Adjusted effective income tax rate	38.0%	38.6%

Reconciliation of Adjusted Net (Loss) Earnings
Reported net loss	$(302,291)	$(371,085)

Pre-tax Adjustments:
Goodwill and other impairments (a)	85,261	401,267
Severance costs	939	38,662
Shareholder activity costs	—	8,000
Total pre-tax adjustments	86,200	447,929
Tax impact of adjustments	(26,738)	(61,387)
Total adjustments, after tax	59,462	386,542
Adjusted net (loss) earnings	$(242,829)	$15,457

(a) Goodwill and other impairments include: (1) goodwill, tradename and store asset and other impairments related to the North American Retail reporting unit; and (2) tradename impairments related to the Institutional Sales reporting unit.

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	May 30, 2020	February 29, 2020
Assets

Current assets:
Cash and cash equivalents	$1,120,974	$1,000,340
Short term investment securities	29,485	385,642
Merchandise inventories	2,240,449	2,093,869
Prepaid expenses and other current assets	354,796	248,342
Assets held-for-sale	70,530	98,092

Total current assets	3,816,234	3,826,285

Long term investment securities	19,928	20,380
Property and equipment, net	1,362,110	1,430,604
Operating lease assets	1,903,380	2,006,966
Other assets	592,695	506,280

Total assets	$7,694,347	$7,790,515

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$954,745	$944,194
Accrued expenses and other current liabilities	609,930	675,776
Merchandise credit and gift card liabilities	327,512	340,407
Current operating lease liabilities	545,547	463,005
Liabilities related to assets held-for-sale	26,303	43,144

Total current liabilities	2,464,037	2,466,526

Other liabilities	203,998	204,926
Income taxes payable	48,119	46,945
Operating lease liabilities	1,792,187	1,818,783
Long term debt	1,724,916	1,488,400

Total liabilities	6,233,257	6,025,580

Shareholders' equity:

Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—

Common stock - $0.01 par value; authorized - 900,000 shares; issued 343,918 and 343,683 shares, respectively; outstanding 126,307 and 126,528 shares, respectively	3,439	3,436
Additional paid-in capital	2,175,225	2,167,337
Retained earnings	10,072,535	10,374,826
Treasury stock, at cost; 217,611 and 217,155, respectively	(10,718,292)	(10,715,755)
Accumulated other comprehensive loss	(71,817)	(64,909)

Total shareholders' equity	1,461,090	1,764,935

Total liabilities and shareholders' equity	$7,694,347	$7,790,515

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended
	May 30, 2020	June 1, 2019
Cash Flows from Operating Activities:

Net loss	$(302,291)	$(371,085)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	83,601	83,542
Goodwill and other impairments	85,261	401,267
Stock-based compensation	7,702	19,348
Deferred income taxes	(82,357)	(54,514)
Other	(1,373)	(2,301)
(Increase) decrease in assets:
Merchandise inventories	(138,503)	76,455
Trading investment securities	—	21
Other current assets	(105,193)	137
Other assets	828	88
Increase (decrease) in liabilities:
Accounts payable	20,874	(10,996)
Accrued expenses and other current liabilities	(47,075)	(30,580)
Merchandise credit and gift card liabilities	(9,794)	3,896
Income taxes payable	1,145	(880)
Operating lease assets and liabilities, net	94,127	(23,922)
Other liabilities	(1,576)	(389)

Net cash (used in) provided by operating activities	(394,624)	90,087

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	—	(57,000)
Redemption of held-to-maturity investment securities	357,000	343,000
Capital expenditures	(42,351)	(68,375)

Net cash provided by investing activities	314,649	217,625

Cash Flows from Financing Activities:

Payment of dividends	(21,192)	(21,894)
Repurchase of common stock, including fees	(2,537)	(81,495)
Borrowing of long term debt	236,400	—

Net cash provided by (used in) financing activities	212,671	(103,389)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,462)	(2,095)

Net increase in cash, cash equivalents and restricted cash, including cash balances classified as assets held-for-sale	129,234	202,228

Less: Change in cash balances classified as assets held-for-sale	2,270	—

Net increase in cash, cash equivalents and restricted cash	131,504	202,228

Cash, cash equivalents and restricted cash:
Beginning of period	1,023,650	529,971
End of period	$1,155,154	$732,199